Filed Pursuant to Rule 433
Dated May 4, 2011
Registration Statement No. 333-156929

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.
Issuer:	General Electric Capital Corporation
Trade Date:	May 4, 2011
Settlement Date (Original Issue Date):	May 9, 2011
Maturity Date:	May 9, 2016
Principal Amount:	US $300,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	0.325%
All-in Price:	99.675%
Net Proceeds to Issuer:	US $299,025,000
Interest Rate Basis (Benchmark):	3-month LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	Plus 0.87%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 9th day of each February, May, August and November, commencing August 9, 2011 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

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Filed Pursuant to Rule 433
Dated May 4, 2011
Registration Statement No. 333-156929

Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360, Modified Following Adjusted
Business Day Convention:	New York
Denominations:	Minimum of $2,000 with increments of $1,000 thereafter.
CUSIP:	36962G5D2
ISIN:	US36962G5D23
Common Code:	062602414

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.325% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Barclays Capital Inc.	$71,250,000
Goldman, Sachs & Co.	$71,250,000
J.P. Morgan Securities LLC	$71,250,000
Morgan Stanley & Co. Incorporated	$71,250,000
Co-Managers:
Blaylock Robert Van, LLC	$3,000,000
CastleOak Securities, L.P.	$3,000,000
Lebenthal & Co. LLC	$3,000,000
Samuel Ramirez & Co., Inc.	$3,000,000
The Williams Capital Group, L.P.	$3,000,000
Total	$300,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated May 4, 2011
Registration Statement No. 333-156929

Additional Information

General

At the year ended December 31, 2010, we had outstanding indebtedness totaling $397.992 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year, and excluding bank deposits and non-recourse borrowings of consolidated securitization entities. The total amount of outstanding indebtedness at December 31, 2010, excluding subordinated notes and debentures payable after one year, was equal to $388.418 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,
2006	2007	2008	2009	2010
1.63	1.56	1.24	0.85	1.13

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC collect at (212) 834-4533, or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.